Exhibit 99.1

DURECT Corporation and NeuroSystec Corporation Announce Exclusive Agreement to Develop Treatments for Certain Inner Ear Disorders Including Tinnitus

CUPERTINO, Calif., and VALENCIA, Calif., June 21 /PRNewswire-FirstCall/ — DURECT Corporation (Nasdaq: DRRX - News) and NeuroSystec Corporation (“NeuroSystec”), a privately held company located in Valencia, CA, announced today that they have signed an exclusive agreement to develop, market and sell products for the treatment of certain inner ear disorders including chronic tinnitus (ringing in the ears). Under the agreement, DURECT granted to NeuroSystec exclusive worldwide rights to develop and commercialize products designed for the treatment of tinnitus and to improve post-operative recovery and tolerance of surgical implantation of cochlear devices using specified DURECT proprietary drug treatment methods and drug delivery technologies to deliver precise doses of appropriate medications directly to the middle or inner ear.

DURECT’s portfolio of innovative otologic drug treatment methods and drug delivery technologies and the groundbreaking tinnitus research already conducted by DURECT and its collaborators provide a compelling reason to believe that we will one day be able to offer an effective treatment for the millions of patients in the US and abroad who suffer constantly with this debilitating disease,” stated Alfred E. Mann, Chairman of NeuroSystec. “Tinnitus is truly an unmet medical need affecting millions of people. We are very excited to work with DURECT to develop the first promising therapy under this agreement,” added Dr. Stephen McCormack, President and CEO of NeuroSystec.

“Alfred Mann brings to this collaboration his impressive track record of vision and success at other companies he has founded such as Advanced Bionics, Minimed, Pacesetter, and Mannkind. We are delighted to have the opportunity to collaborate on such an innovative and meaningful venture with Mr. Mann, Dr. McCormack and their team at NeuroSystec,” stated Felix Theeuwes, Chairman and Chief Scientific Officer of DURECT. “This collaboration demonstrates the strengths of DURECT’s pharmacological research capabilities, as well as the breadth of applications for DURECT’s drug delivery technologies, and we anticipate will create products that will offer hope to millions of tinnitus sufferers around the world,” added James E. Brown, DVM, President and CEO of DURECT.

NeuroSystec paid to DURECT an undisclosed upfront fee and will make additional payments to DURECT based on the achievement of specific milestones and specific research and development activities. NeuroSystec will also pay royalties on sales of products developed under this agreement. In connection with the agreement, DURECT has received a minority ownership stake in NeuroSystec.

About Tinnitus

Over eight million people in the U.S. suffer from chronic ringing, hissing, buzzing or other noises in one or both ears, a condition known as tinnitus. Two million Americans are seriously debilitated by their tinnitus to the point that it severely impacts their quality of life. For most sufferers the cause of their tinnitus is unknown and there is currently no accepted therapy available. Physicians tell most tinnitus sufferers that there is no effective treatment for tinnitus so they must learn to live with it.

About DURECT Corporation

DURECT Corporation (www.durect.com) is pioneering the development and commercialization of pharmaceutical systems for the treatment of chronic debilitating diseases and enabling biotechnology-based pharmaceutical products. DURECT’s goal is to deliver the right drug to the right site in the right amount at the right time. DURECT’s lead product in development is CHRONOGESIC®, a 3-month product for the treatment of chronic pain. DURECT also owns three proprietary drug delivery platform technologies, including the SABER(TM) Delivery System (a patented and versatile depot injectable useful for protein and small molecule delivery), the MICRODUR(TM) Biodegradable Microparticulates (microspheres injectable system) and the DURIN(TM) Biodegradable Implant (drug-loaded implant system) upon which DURECT is developing a pipeline of other products.

About NeuroSystec Corporation

NeuroSystec Corporation (www.neurosystec.com) is a privately held corporation based in Valencia, California. NeuroSystec was founded by Al Mann and Stephen J. McCormack to relieve the suffering of patients with neurological diseases by combining therapeutics and delivery devices to reach and treat under served markets. This combination of modern device technologies with potent neurologically active therapeutics will be utilized to treat diseases of the head, brain, hearing and nervous system in general.

Since 1993, Alfred E. Mann has served as Chairman and a Co-Chief Executive Officer of Advanced Bionics Corporation, the technology leader and the only American manufacturer of cochlear implants. In June 2004, Boston Scientific announced the acquisition of Advanced Bionics for an initial payment of approximately $740 million in cash, plus earn out payments tied to future performance milestones. Mr. Mann is also Chairman and Chief Executive Officer of Mannkind Corporation. In 1983, Mr. Mann founded MiniMed, the world leader in insulin pump therapy products for the treatment of diabetes. In August 2001, Medtronic, Inc. acquired MiniMed and MRG, an affiliate, for over $4 billion in cash. Mr. Mann also founded and, from 1972 through 1992, served as Chief Executive Officer of Pacesetter Systems and its successor, Siemens Pacesetter, a manufacturer of cardiac pacemakers.

NOTE:

CHRONOGESIC®, SABER(TM), MICRODUR(TM) and DURIN(TM) are trademarks of DURECT Corporation.

The statements in this press release regarding DURECT and NeuroSystec’s products in development, product development plans, clinical trials and projected financial results are forward-looking statements involving risks and uncertainties that can cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, DURECT and NeuroSystec’s abilities to complete the design, development, and manufacturing process development of its products, manufacture and commercialize its products, obtain product and manufacturing approvals from regulatory agencies, manage its growth and expenses, manage relationships with third parties, finance its activities and operations, as well as marketplace acceptance of these products. Further information regarding these and other risks is included in DURECT’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 11, 2004, DURECT’s Quarterly Report on Form 10Q and other periodic reports filed with the SEC under the heading “Factors that may affect future results.”

CHRONOGESIC and other products mentioned above are under development and have not been submitted or approved for commercialization by the US Food and Drug Administration or other health authorities.

Source: DURECT Corporation